As filed with the Securities and Exchange Commission on August 27, 2024

Registration No. 333-262240

UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-262240

ON
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Enviva Inc.
(Exact name of registrants as specified in their charters)

Delaware	2400	46-4097730
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7272 Wisconsin Ave. Suite 1800, Bethesda, MD 20814 (301) 657-5560
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jason E. Paral 7272 Wisconsin Ave. Suite 1800 Bethesda, Maryland 20814 (301) 657-5560 (Name, address, including zip code, and telephone number, including area code, of agent for service)

with copy to: E. Ramey Layne Vinson & Elkins L.L.P. 845 Texas Avenue Suite 4700 Houston, Texas 77002 (713) 758-4629

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Enviva Inc. is filing this Post-Effective Amendment on Form S-1 to the Form S-3 Registration Statement specified herein under the EDGAR submission type “POS AM.”

DEREGISTRATION OF SECURITIES

Enviva Inc. (the “Company”) is filing this Post-Effective Amendment on Form S-1 to the Registration Statement on Form S-3 (File No. 333-262240), filed with the Securities and Exchange Commission (“SEC”) on January 19, 2022, pertaining to the registration of (i) shares of common stock and preferred stock of the Company and (ii) 29,701,188 shares of common stock of the Company that may be sold in one or more secondary offerings by the selling stockholders, as amended on March 29, 2022, August 13, 2022, September 2, 2022, and December 9, 2022 to increase the number of shares that may be sold by the selling stockholders to 30,484,754 (the “Registration Statement”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof.

On March 12, 2024, the Company and certain subsidiaries of the Company (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). The Company also filed motions with the Bankruptcy Court seeking joint administration of the Debtors’ cases under the caption In re Enviva Inc., et al., Case No. 24-10453 (the “Chapter 11 Cases”).

In connection with the Chapter 11 Cases, the Company has terminated all offerings pursuant to the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that have been registered for issuance and remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities registered under the Registration Statement but which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on August 27, 2024.

ENVIVA INC.

By:	/s/ Jason E. Paral
Name:	Jason E. Paral
Title:	Executive Vice President, General Counsel, and Secretary

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